Exhibit (a)(31)

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
X
:
CONVERIUM HOLDING AG,
:
Plaintiff,
	:	CIVIL ACTION NO.
- against -
:
SCOR S.A. AND PATINEX AG,
:
Defendants.
:

X
COMPLAINT
     Plaintiff Converium Holding AG together with its subsidiaries (“Converium” or the “Company”), by and through its undersigned attorneys, as its complaint against defendants SCOR S.A. (“SCOR”) and Patinex AG (“Patinex”), alleges, on the basis of knowledge with respect to its own conduct, and on information and belief as to all other matters, as follows:
SUMMARY OF THE ACTION
     1. This action arises under the United States Securities and Exchange Act of 1934, as amended (the “Exchange Act”), 15 U.S.C. §§ 78m(d), 78n(d) and 78n(e), and seeks immediate injunctive relief against the unlawful conduct of SCOR and Patinex in connection with their scheme to acquire control of Converium, a leading Swiss reinsurance company.
     2. SCOR, a French reinsurance company (with extensive United States operations) has commenced an unsolicited exchange offer to purchase the registered shares of Converium, a Swiss reinsurance holding company. Both Converium and SCOR have securities that are listed, and trade on, the New York Stock Exchange. In 2006, SCOR generated approximately 25% of its gross premiums in North America through 100% owned subsidiaries located throughout the United States (including New York City).
     3. On April 5, 2007, in clear violation of the Williams Act, SCOR announced its offer to purchase all registered shares of Converium (the “Offer”), from which it is intentionally excluding all US persons holding shares of Converium as well as holders of Converium American Depository Shares (or “ADSs”). Unless SCOR extends the Offer to Converium’s United States shareholders on terms equal to those being offered to non-US shareholders, as is required under Rule 14d-10 of the Williams Act, SCOR should be prohibited from taking any steps to effectuate the Offer. The Offer has triggered application of the Williams Act because, among other things, approximately 22% of SCOR’s registered shares which are subject to the Offer are held by United States persons (including ADSs), the Offer has attracted widespread media coverage in the United States, SCOR’s and Converium’s ADSs are listed on the New York Stock Exchange, and SCOR has openly admitted that United States shareholders may indirectly avail themselves of the Offer.
     4. SCOR openly admits that the reasons for its non-compliance with the Williams Act are the burdens and risks of complying with the Act, and the risks of litigation by “Converium shareholders and competing bidders in the US or by the SEC on the basis of alleged inadequate disclosure”.
     5. Despite triggering application of the Williams Act, SCOR has ignored its obligations to file the required tender offer statement concerning the Offer (which is required under Rule 14d-3 of the Exchange Act), a registration statement and prospectus (which is required under the Securities Act of 1933 (the “Securities Act”) if SCOR’s securities are being offered in exchange for Converium’s securities)), and other detailed and material information concerning the Offer under the United States federal securities laws. SCOR has attempted to justify its failure, asserting that it is not tendering for shares held by US shareholders and, therefore, it is free to ignore the protections afforded to US shareholders under the federal securities laws. Such blatant exclusion violates Rule 14d-10 of the Exchange Act which makes it clear that no bidder may make a tender offer unless “[t]he tender offer is open to all security holders of the class of securities subject to the tender offer.” Even in the context of cross-border tender offers, Rule 14d-1 makes it plain that offers to US holders must be made “on terms at least as favorable as those offered any other holder of the same class of securities that is the subject of the tender offers.” SCOR is willfully flouting these unambiguous provisions.
     6. SCOR’s intent and objective to evade the disclosure obligations of the federal securities laws were recently unmasked when SCOR made a number of submissions to the Swiss Takeover Board (which oversees the takeover of companies whose securities are listed on the Swiss Stock Exchange). In those submissions, SCOR candidly admitted that compliance with United States securities laws and registration requirements would be too burdensome, create heightened litigation risk from the SEC and private plaintiffs, interfere with SCOR’s plan to delist its securities in the United States, and that Converium’s US shareholders would be driven to take advantage of the Offer and tender their Converium shares by hiring brokers outside the United States (without the benefits of disclosure under the Williams Act). SCOR’s reasons do not justify – indeed, they confirm – its willful failure to circumvent the United States securities laws.
     7. Defendants’ willful disregard for the federal securities laws is further confirmed by the failures of SCOR and Patinex to make full disclosure under Section 13(d) of the Exchange Act and Rule 13d-1 promulgated thereunder (which obligates owners of greater than 5% blocks of shares to disclose to shareholders the nature and purpose of their ownership interests). Converium’s shareholders, and the investing public, first became aware of the full extent of SCOR and Patinex’s ownership interests in Converium when, on February 21, 2007, a Schedule 13D filed by SCOR revealed it had contracted to acquire 19.8% of Converium’s outstanding shares held by Patinex pursuant to a share purchase agreement (the “Patinex SPA”), as well as 4.8% of Converium’s outstanding shares held by Swedish company, Alecta pensionsförsäkring (“Alecta”), pursuant to a separate share purchase agreement (the “Alecta SPA”), and that, separate and apart from these arrangements, SCOR had already acquired 8.3% of the outstanding shares of Converium through open market purchases. In the Schedule 13D filed by SCOR, SCOR announced that its acquisition of 8.3% of Converium’s outstanding shares had commenced in November 2006. Put differently, Patinex has owned nearly 20% of Converium’s outstanding capital stock, yet, in clear contravention of the requirements of Section 13(d) of the Exchange Act, has failed to make a single filing under Section 13(d) of the Exchange Act. Now, a group consisting of SCOR and Patinex have acquired — and currently control — at least 32.9% of Converium’s shares, and that acquisition was accomplished by a willful and deliberate failure to make required filings under Section 13(d) of the Exchange Act.
     8. Absent injunctive relief, SCOR and Patinex threaten to take control of the Company without adequate disclosure under Sections 14(d) and 13(d) of the Exchange Act.
     9. The declaratory and injunctive relief sought herein is necessary to provide Converium and its shareholders an opportunity to evaluate whether Converium’s shareholders should tender into the Offer and to provide them all the material information about the Offer and the bidder (i.e., SCOR) to which they are entitled under the United States securities laws. Absent such relief, there is a substantial likelihood that Converium and its shareholders will be irreparably harmed. Shareholders will take actions (such as selling their shares or shares represented by ADSs prior to the completion of the Offer) that they would not otherwise take with the benefit of accurate information.
     10. Until (i) SCOR complies in full with Rule 14d-10 and extends the Offer on equal terms to all Converium shareholders (US persons, including Converium ADS holders, and non-US persons), (ii) SCOR files a proper and accurate Schedule TO under Rule 14d-3 (which bidders are obligated to file), (iii) SCOR files a registration statement and prospectus under the Securities Act (governing the securities that SCOR is intending to offer to Converium’s shareholders), and (iv) SCOR and Patinex file proper and accurate disclosures concerning the acquisition of their ownership interests, under Section 13(d) of the Exchange Act, SCOR and Patinex should be barred from taking any further actions in connection with the contemplated Offer, including taking down shares that are tendered into the Offer and purchasing shares pursuant to the Patinex SPA.
JURISDICTION AND VENUE
     11. The claims asserted herein arise under Sections 13(d), 14(d) and 14(e) of the Exchange Act (15 U.S.C. §§ 78m(d), 78n(d) and 78n(e)) and the Securities and Exchange Commission (“SEC”) rules and regulations promulgated thereunder.
     12. This court has jurisdiction over the action pursuant to the Exchange Act (15 U.S.C. § 78aa), and 28 U.S.C. § 1331 (federal question).
     13. Venue is proper in this judicial district pursuant to the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1391. One or more of the acts and transactions complained of herein have occurred, are occurring, and unless enjoined, will continue to occur in this judicial district.

     14. This Court has personal jurisdiction over SCOR and Patinex based, among other things, upon the SEC filings complained of herein and the trading of SCOR’s ADSs upon the New York Stock Exchange. SCOR has designated an agent for service of process in New York. Furthermore, Patinex has made a number of regulatory filings with the insurance departments of New Jersey, Connecticut and California.
THE PARTIES
     15. Plaintiff Converium is a corporation organized and existing under the laws of Switzerland, with its principal place of business located at Dammstrasse 19, CH-6301, Zug, Switzerland. Converium operates its business as a foreign private issuer as defined in Rule 3b-4(c) under the Exchange Act. Converium is an independent international multi-line reinsurer, which is organized into three business segments: Standard Property & Casualty Reinsurance, Specialty Lines, and Life & Health Reinsurance.
     16. Shares of Converium’s common stock are registered under Section 12(b) of the Exchange Act, and listed on the SWX Swiss Exchange. In addition, Converium’s ADSs are traded on the New York Stock Exchange under the ticker symbol “CHR.”
     17. Defendant SCOR is a corporation organized and existing under the laws of France with its principal place of business located at 1, avenue du General de Gaulle, 92 800 Puteaux, France. SCOR’s principal business is to provide (directly or through its consolidated subsidiaries) Life and Non-Life reinsurance services, as well as direct insurance services. SCOR is a foreign private issuer as defined in Rule 3b-4(c) under the Exchange Act. SCOR’s ordinary shares are registered under Section 12(b) of the Exchange Act, and its ADSs are listed on the New York Stock Exchange under the ticker symbol “SCO.” SCOR is a global reinsurance business that in 2006 generated approximately 25% of its gross premiums in North America through its 100% owned United States subsidiaries, including SCOR Reinsurance Company, that has offices at One Seaport Plaza, 199 Water Street, New York, NY 10038 (as well as in Illinois and Florida).
     18. Defendant Patinex is a corporation organized and existing under the laws of Switzerland and has its principal place of business located at Egglirain 24, 8832 Wilen, Switzerland. Patinex is controlled by its CEO, Swiss investor Martin Ebner (“Ebner”), and is an investment company operating for the benefit of Mr. Ebner. Mr. Ebner is a well-known shareholder activist who has taken equity positions in companies in order to push decisions for his own interests, including changes in management. Patinex, which accumulated a near-20% stake in Converium without any US securities filings and represented to United States insurance regulators that it had no intention of influencing control of Converium, organized and attended meetings between SCOR and Patinex for the very purpose of changing control of Converium. Ebner has publicly stated that he supports a transaction between SCOR and Converium.
BACKGROUND

A.	Patinex and SCOR Acquire Nearly One-Third of Converium With No Public Disclosure
     19. In December 2005, Patinex notified Converium in a Swiss filing that it had acquired 12.49% of the voting rights in the Company. 5.06% of the voting rights were in the form of 7,425,000 registered shares, and 7.43% were in the form of purchase rights with an entitlement to purchase 10,900,000 registered shares. Almost immediately after the acquisition, Ralph Stadler, a spokesperson for Mr. Ebner, stated that the stake in Converium “is a long-term investment.” International Herald Tribune, Dec. 23, 2005.

     20. In connection with the acquisition, Patinex sought an exemption from various state insurance departments (New Jersey, Connecticut and California), whose approval is ordinarily required when there are changes in the ownership structure of an insurance company. In order to obtain a state insurance regulatory exemption from such an approval, Patinex represented that its investment was not being made for the purpose of changing or influencing the ultimate control of Converium. However, in granting the requested approval, at least one state insurance department required Patinex to file another exemption request should its ownership position exceed 15%. Prior to February 2007, Patinex’s ownership position not only increased, but exceeded 15%. Converium has at no time received any notification that Patinex had increased its ownership beyond 15% or that it had informed any state insurance regulator that its ownership position had exceeded 15%.
     21. At some point between December 2005 and the present, Patinex purchased an additional amount of Converium shares, such that Patinex increased its holdings from 12.49% to 19.8% of the outstanding shares of the Company. Between November 2006 and February 16, 2007, SCOR similarly purchased 8.3% of Converium’s registered shares through open market purchases. The parallel and coordinated trading by the Patinex-SCOR group in Converium’s securities was accomplished without any public disclosures. By late January 2007, SCOR was making near-daily purchases of large quantities of Converium shares. On January 24, 2007, SCOR and Patinex had entered into a confidentiality agreement; therefore the Patinex-SCOR group had at least been formed by that time. Prior to February 21, 2007, SCOR did not file a Schedule 13D. And at no point has Patinex filed a Schedule 13D.

B.	SCOR And Patinex Execute A Share Purchase Agreement
     22. On February 21, 2007, Converium’s shareholders learned for the first time that nearly a third of the Company’s voting power was under SCOR’s control. No SEC filing prior to February 21, 2007 had been made by either SCOR or Patinex with respect to the share acquisitions.
     23. SCOR’s Schedule 13D filed on February 21, 2007 revealed that on February 16, 2007, Patinex and SCOR had entered into the Patinex SPA. The Patinex SPA provides that Patinex would sell its Converium shares and warrants to SCOR for CHF 121,885,470, plus 14,331,037 newly issued shares in SCOR. The Patinex SPA represented that Patinex was “the sole legal and ‘Beneficial Owner’ (as determined pursuant to Rule 13d-3 under the Exchange Act) of (i) (a) 14,185,350 [Converium] Shares, and (b) 14,835,000 Purchase Rights.” This disclosure suggested that Patinex was aware of the requirements of Section 13(d), but ignored them.
     24. The transfer of shares contemplated by the Patinex SPA is scheduled to close after all regulatory approvals have been obtained. According to SCOR’s public filings, those approvals may likely be obtained some time in April 2007.
     25. SCOR’s February 21, 2007 filing noted that SCOR had entered into a substantially identical share purchase agreement with Alecta, an entity organized and existing under the laws of Sweden, pursuant to which SCOR agreed to acquire an additional 7,100,000 shares, which represents 4.8% of the outstanding shares of Converium.
     26. SCOR’s Schedule 13D therefore revealed that, after giving effect to the share purchase agreements with Patinex and Alecta, SCOR would have beneficial ownership of 32.9% of Converium’s issued share capital.

C. SCOR’s Offer
                    27. On February 17, 2007, SCOR proposed an offer for the acquisition of the Company to the Converium Board of Directors. The initial meeting between SCOR and Converium was organized and attended by Patinex CEO Martin Ebner, who has publicly supported a change of control of Converium.
                    28. On February 18, 2007, the Board of Directors of Converium unanimously rejected the initial offer, concluding that it fundamentally failed to recognize the value of Converium’s franchise and growth prospects, and it was, therefore, not in the interest of Converium, its shareholders, and its customers.
                    29. On February 26, 2007, SCOR issued a formal pre-announcement of the Offer indicating that it intended to launch a public tender offer on or about April 2, 2007 for all of Converium’s shares. On April 5, 2007, SCOR issued a Swiss offer prospectus announcing the Offer (the “Offer Prospectus”). The Offer Prospectus made it clear that:
•	SCOR currently holds 12,200,000 Converium shares and has entered into share purchase agreements with two of Converium’s largest shareholders, Patinex and Altecta, to purchase an aggregate of 36,120,350 additional shares.

•	SCOR intends to offer for each Converium share 0.5 SCOR shares with a nominal value of EUR 7.8769723 per share, as well as CHF 4 in cash.

•	The Offer would neither extend to Converium shares held by Converium, nor to Converium’s ADSs.

•	SCOR’s Offer would be subject to a number of conditions, including valid acceptances for shares representing at least 50.01% of the Company’s share capital.

•	The Offer would not be made in or into the United States and would only be accepted outside of the United States. SCOR further advised that it would not register or offer its securities in the United States or to United States persons.
                    30. The Offer Prospectus indicates that the Offer period will run from April 23, 2007 to May 22, 2007, subject to extension. If the Offer is successful, an additional acceptance period of ten trading days would run from May 29, 2007 to June 11, 2007. The Offer Prospectus estimates that the exchange of Converium shares will be completed by June 21, 2007.
                    31. SCOR’s Offer has received widespread media and analyst coverage in the United States, with media outlets including The Wall Street Journal and The Daily Deal running many stories on the proposed Offer. For instance, on February 27, 2007, The Wall Street Journal (US Edition) announced, “SCOR To Launch A Hostile Offer For Converium,” citing to the Offer’s pre-announcement. Also on February 27, 2007, The Daily Deal reported that “[a] week after its initial approach was rebuffed, French reinsurer Scor SA on Monday, Feb. 26, turned hostile with a Sfr3.1 billion ($2.5 billion) offer for Swiss peer Converium Holding AG.” On March 1, 2007, The Wall Street Journal (US Edition) reported that “Converium Woos Shareholders,” pointing to SCOR’s hostile takeover proposal. On March 28, 2007, The Wall Street Journal reported that “French reinsurer Scor plans to launch a hostile tender offer for Swiss rival Converium Holding next month to gain more market power and broaden its risk portfolio.”
                    32. Confirming that Patinex and SCOR are, and have been, acting as a group, Patinex CEO Ebner discussed his decision to sell Converium shares to SCOR in the media, stating that he strongly endorsed control of Converium being transferred to SCOR:
Converium will obtain critical mass by the merger. The merger with SCOR is an almost ideal solution for Converium’s shareholders. SCOR will pay Converium shareholders a relatively high premium. SCOR is nevertheless prepared to include the whole of Converium’s management into the new entity. The combination will result in the new company being the fifth largest global reinsurer. (interview in Swiss weekly newspaper dated February 27, 2007)
                    33. Despite its undoubted desire to induce Converium’s US shareholders to tender into the Offer, SCOR has attempted to justify its exclusion of US shareholders from the Offer to the Swiss regulatory authorities. Under Swiss law, SCOR must treat all Converium shareholders equally and must obtain regulatory approval if SCOR intends to treat shareholders unequally. In a series of memoranda to the Swiss Takeover Board dated February 26, 2007, March 9, 2007, and March 23, 2007, SCOR’s United States lawyers justified their attempt to exclude United States shareholders from the Offer (collectively, the “Exclusion Memoranda”, which are attached hereto as Exhibits A, B and C). SCOR justified its exclusion because Converium’s US investors would, albeit indirectly, be driven to take advantage of the Offer by transferring their shares to foreign brokers. For example, the February 26, 2007 memorandum stated:
An Exemption would not Prevent US Shareholders from Participating in the Upside of the Offer: US holders of Converium shares (including, ADS holders, by converting the ADSs into registered shares) would be able to tender into the Offer in Switzerland by transferring their holdings to a broker or nominee located in Switzerland (or another non-US branch of their current broker or nominee) and requesting that such broker or nominee tender their shares into the Offer.
                    34. The February 26, 2007 memorandum also asserted that complying with the US securities laws would be “too arduous and disproportionate” because the “registration process in the US is unduly burdensome and timely” and “SCOR would have litigation exposure in the US in connection with the Offer.” SCOR also argued that “[b]y extending the Offer into the US, SCOR would have heightened liability exposure to class action or derivative lawsuits that may be brought by Converium shareholders and competing bidders in the US or by the SEC on the basis of alleged inadequate disclosure” because “civil and criminal liability may arise from untrue statements of material facts, omissions to state required material facts or materially false and misleading statements in the Registration Statement or Schedule TO and failure to comply with applicable registration requirements.” The February 26, 2007 memorandum further argued that SEC registration would interfere with SCOR’s plans to delist in the United States.
     35. In the March 9, 2007 memorandum, SCOR argued that “[i]f the Offer is not extended into the US, Converium shareholders may nonetheless find ways to participate in the Offer” and pointed to the “widely-known practice of sophisticated US investors finding ways to participate in foreign tender offers through foreign intermediaries.” Similar arguments were made in SCOR’s March 23, 2007 memorandum.
     36. SCOR’s scheme to exclude US shareholders from the Offer violates Rule 14d-10, which is titled “Equal Treatment of Security Holders.” Rule 14d-10 is clear: no bidder “shall make a tender offer unless ... [t]he tender offer is open to all security holders of the class of securities subject to the tender offer; . . . and [t]he consideration paid to any security holder for securities tendered in the tender offer is the highest consideration paid to any other security holder for securities tendered in the tender offer.”
     37. The SEC has made it crystal clear that even in cross-border tender offers, where the Williams Act requirements are somewhat simplified, the provisions of Rule 14d-10 apply with full force. A foreign bidder such as SCOR “may separate the offer into two offers: one offer made only to U.S. holders and another offer made only to non-U.S. holders.” But even in dual offers, “[t]he offer to U.S. holders must be made on terms at least as favorable as those offered any other holder of the same class of securities that is the subject of the tender offers.” See Rule 14d-1(d)(2)(ii). Here, SCOR has simply ignored these provisions.
     38. On April 13, 2007, Converium filed a response to the Offer under Swiss law, making clear its belief that the Offer was not in the best interest of Converium’s shareholders. On April 13, 2007, Converium also filed a Schedule 14D-9 under the Williams Act disclosing why the Converium board believed the Offer was not in the best interests of shareholders.
FIRST CLAIM FOR RELIEF (AGAINST BOTH DEFENDANTS)
Violation of Section 13(d) of the Exchange Act By SCOR and Patinex
     39. Plaintiff repeats and realleges Paragraphs 1 through 38 as if fully set forth herein.
     40. Section 13(d) of the Exchange Act and Rule 13d-1 promulgated thereunder requires a group that has acquired, directly or indirectly, beneficial ownership of more than 5% of a class of a registered equity security, to file a statement with the SEC, disclosing, inter alia, the identity of its members and the purpose of its acquisition. This statement must also be transmitted to the issuer of the security and to each exchange on which the security is traded. Under Section 13(d), a group is defined as an aggregation of persons or entities who “act ... for the purpose of acquiring, holding or disposing of securities...” such that the members are combined in furtherance of a common objective. 15 U.S.C. § 78m(d)(3).
     41. Patinex and SCOR have acted as a group because they have combined to acquire, hold or dispose of securities of Converium. That group was formed at least as early as November 2006 when SCOR began purchasing shares of Converium in open market purchases.

Patinex likewise increased its Converium ownership from 12.5% to 19.8% between December 2005 and February 16, 2007. The Patinex-SCOR group has a common plan or purpose, to wit, a transfer of control of Converium to SCOR, and has coordinated its trading to accomplish that goal. Indeed, SCOR and Patinex entered into a confidentiality agreement on January 24, 2007 and SCOR was buying Converium shares in open market purchases in the same timeframe. However, neither Patinex nor SCOR, who have clearly communicated about the future of Converium, have filed a Schedule 13D disclosing in full the circumstances surrounding (i) when Patinex and SCOR first communicated concerning Converium, and the substance of all such communications, (ii) the relationship between SCOR and Patinex, (iii) the formation of the Patinex-SCOR group, and (iv) Patinex’s increase in its ownership of Converium and its relationship to SCOR’s transactions in Converium shares.
     42. While SCOR filed a Schedule 13D on February 21, 2007 disclosing the existence of the Patinex SPA, Patinex has not made a single US securities filing. As of February 15, 2007, Patinex beneficially owned approximately 19.8% of the total outstanding shares of Converium. Patinex appears to have increased its ownership position from 12.5% to 19.8% over the course of 2006 or early 2007. (SCOR similarly increased its ownership to 8.3% from November 2006 through February 16, 2007.)
     43. A Schedule 13D filing by Patinex would require disclosure of, among other things: (1) the number of equity securities that Patinex had acquired or has a right to acquire “directly or indirectly”; (2) “information as to any contracts, arrangements, or understandings with any person with respect to any securities of” Converium; (3) the “purpose of the purchases”, including whether Patinex has any “plans or proposals” concerning “[a]n extraordinary corporate transaction” or “change in the present board of directors or management”; and (4) the financing arrangements Patinex made for the purchases, including a “description of the transaction”. 15 U.S.C. § 78m(d)(1); 17 C.F.R. §§ 240.13d-1, 240.13d-101.
     44. The purpose of Section 13(d) is, among other things, to permit companies, their shareholders and the investing public generally to (i) be aware of accumulations of blocks of stock in excess of five percent of the outstanding shares of any equity security and (ii) ascertain the background of, and other pertinent information relating to, the holders of such blocks — and the persons who control such holders — with respect to the particular issuer in question, all with a view toward enabling shareholders and the public to make informed investment decisions based upon full disclosure of all relevant and material information concerning issuers and those in a position to assert control over them.
     45. Patinex’s share ownership plainly exceeded the five percent ownership threshold set forth in Rule 13d-1(a), obligating Patinex to file a Schedule 13D with the SEC within 10 days after such time as Patinex exceeded this ownership threshold. Patinex has deprived the shareholders of Converium, and the investing public, of the material information that they are entitled to receive. Converium, its shareholders, and the investing public have been, are being, and unless relief is granted by this Court, will continue to be, irreparably injured in that they are without the material information to which they are lawfully entitled.
     46. Patinex and SCOR are obligated to correct the foregoing material omissions so that Converium shareholders have a full and accurate understanding of SCOR’s and Patinex’s actions and intentions as soon as possible. Absent such a correction and appropriate interim relief, Converium’s shareholders will be irreparably harmed.
     47. Converium has no adequate remedy at law.

SECOND CLAIM FOR RELIEF
Violation of Sections 14(d) of the Exchange Act (Against SCOR)
     48. Plaintiff repeats and realleges Paragraphs 1 through 47 as if fully set forth herein.
     49. Section 14(d)(1) of the Exchange Act makes it unlawful for any person or company “directly or indirectly, by use of the mails or by any means or instrumentality of interstate commerce or of any facility of a national securities exchange or otherwise” to make a tender offer unless such person or company has filed with the SEC “a statement containing such of the information specified in section 13(d) of this title, and such additional information as the Commission may by rules and regulations prescribe as necessary or appropriate in the public interest or for the protection of investors.” 15 U.S.C. § 78n(d)(1). Pursuant to Section 14(d), Rule 14d-6(d) requires a “bidder” to file a Schedule to disclose this material information. “Bidder” is defined in Rule 14d-1(g)(2) as “any person who makes a tender offer or on whose behalf a tender offer is made.” 17 C.F.R. §§ 240.14d-6, 240.14d-1.
     50. SEC rules and regulations promulgated pursuant to Section 14(d) describe in detail the materials that must be included in a tender offer solicitation, registration statement or prospectus, including a Schedule TO and Form F-4. SEC rules and regulations expressly require that bidders make complete and accurate disclosure of, among other things:
(a) “The reasons for engaging in the transaction,” 17 C.F.R. § 229.1004(a)(2)(III); Form F-4, Item 4(a)(2), and “the purposes of the transaction,” 17 C.F.R. § 229.1006(a);

(b) Pro forma financial information reflecting the impact of the transaction on the company, 17 C.F.R. § 229.1010(b), as well as any adjustments attributable to the transaction, 17 C.F.R. § 210.11-02(b)(6) and Item 5 of Form F-4;
(c) Pro forma financial information required by Regulation S-X, 17 C.F.R. § 210.11-02(b)(6) and Item 5 of Form F-4;
(d) A description of the accounting treatment of the transaction, Item 4(a)(5) of Form F-4;
(e) A description of any material litigation, Item 8.A.7 of Form 20-F; and
(f) A discussion of the most significant risk factors that make the transaction speculative or risky, Item 3 of Form F-4 and 17 C.F.R. § 229.503(c).
     51. In addition to these specific requirements, a bidder must “[f]urnish such additional material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.” 17 C.F.R. § 229.1011(b).
     52. Disclosure of the identity and background of each “bidder” is intended to give tendering shareholders information regarding the offeror’s management to provide the shareholders with a basis for determining whether to hold, sell or tender all or part of their shares in response to the offer.
     53. SCOR has stated in the Offer pre-announcement and Offer Prospectus that it is excluding US persons from the Offer; SCOR has failed to file materials under cover of a Schedule TO and has failed to make the substantive disclosures that are required under Section 14(d) and the SEC rules promulgated thereunder. However, given (a) the size of Converium’s US shareholder base, (b) the fact that both SCOR and Converium have securities listed on the

New York Stock Exchange, (c) that SCOR has candidly admitted that US persons will tender into the Offer and (d) that the Offer has generated widespread media and analyst publicity in the United States, SCOR has triggered the requirements under Section 14(d)(1) and the rules promulgated thereunder to file tender offer materials under the Exchange Act.
     54. SCOR’s efforts to evade United States securities laws while at the same time recognizing that US persons can — and will — take advantage of the Offer as detailed in the Exclusion Memoranda, confirm SCOR’s improper efforts to secure the participation of US persons while avoiding protections afforded to US investors by the Exchange Act.
     55. Converium has no adequate remedy at law.
THIRD CLAIM FOR RELIEF
Violation of Section 14(e) of the Exchange Act (Against SCOR)
     56. Plaintiff repeats and realleges Paragraphs 1 through 55 as if fully set forth herein.
     57. Section 14(e) of the Exchange Act proscribes untrue statements of material fact or omissions of fact made in connection with tender offers. It is unlawful for any person or company to “make any untrue statement of material fact or omit to state any material fact necessary in order to make the statements ... not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices” in connection with a tender offer.
     58. SCOR’s failure to disclose all of the material information that is required by a Schedule TO and the rules promulgated under Section 14(d) of the Exchange Act constitutes an omission of material fact necessary to make the statements in its Schedule 13D and Offer Prospectus not misleading. In omitting materials filed under cover of a Schedule TO while commencing an Offer for a company, over 20% of whose shares are held by US persons,

SCOR is engaging in fraudulent, deceptive, or manipulative acts in connection with a tender offer.
     59. SCOR’s scheme to exclude US persons from the Offer in order to avoid the disclosure, filing and registration obligations under the Exchange Act and the Securities Act violates Rule 14d-10, which requires that all security holders be subject to “equal treatment.” SCOR’s scheme to avoid application of Rule 14d-10 is itself a fraudulent, deceptive and manipulative act or practice.
     60. SCOR has also violated Section 14(e) of the Exchange Act because, as set forth above, it has failed to disclose the true circumstances surrounding its and Patinex’s acquisition of Converium shares and its relationship with Patinex in connection therewith. SCOR has made no disclosure surrounding the formation of the Patinex-SCOR group, no disclosure of when Patinex increased its ownership in Converium, no disclosure of when Patinex and SCOR first communicated concerning Converium, nor the substance of all communications between SCOR and Patinex.
     61. SCOR’s statements of fact and/or omissions of material fact were made knowingly and deliberately in order to deceive Converium and its shareholders about the Offer and the true circumstances surrounding the plan to acquire control of Converium without making the required disclosures under the federal securities laws.
DECLARATORY AND INJUNCTIVE RELIEF
     62. Plaintiff repeats and realleges Paragraphs 1 through 61 as if fully set forth herein.
     63. The Court may grant the declaratory and injunctive relief sought herein pursuant to 28 U.S.C. § 2201 and Fed. R. Civ. P. 57 and 65. A substantial controversy exists because defendants are committing flagrant violations of the federal securities laws during an Offer for control of the Company.
     64. Unless relief is issued, as a result of their violations of federal securities laws, defendants may succeed in taking control of the Company without shareholders having the opportunity to evaluate the options before them in a fair and even-handed manner.
     65. Injunctive and declaratory relief is required, inter alia, (a) declaring violations of Sections 13(d), 14(d) and 14(e) of the federal securities laws, and (b) prohibiting all further action in connection with the Offer, including taking down any registered shares tendered in the Offer, including purchasing shares pursuant to the Patinex SPA, until (i) SCOR complies in full with Rule 14d-10 and extends the Offer on equal terms to all Converium shareholders – US persons (including ADS holders) and non-US persons, (ii) SCOR files a registration statement and prospectus under the Securities Act, and a Schedule TO that complies in full with the requirements of Section 14(d) of the Exchange Act, and (iii) all corrective disclosures are made by SCOR and Patinex, including the filing of a Schedule 13D, truthfully and accurately disclosing the arrangements between SCOR and Patinex regarding their purchase of Converium securities.
     66. Plaintiff and the holders of Converium’s registered shares face the prospect of immediate, severe and irreparable injury should SCOR be permitted to proceed with its Offer where Converium’s shareholders have been unlawfully excluded from the Offer, material information has been omitted and US securityholders have been denied the opportunity to evaluate all of the material information that Section 14(d), 13(d) of the Exchange Act entitle them to receive. If the requested relief is not granted prior to the end of the offer period

(currently scheduled to be May 22, 2007), defendants may succeed in seizing control of the Company without having made the necessary disclosures under the federal securities laws.
     WHEREFORE, plaintiff respectfully requests that this Court enter Judgment against defendants and in favor of plaintiff, and that the Court issue an Order:
(a) Declaring that defendants have violated Sections 13(d), 14(d) and 14(e) of the Securities Exchange Act of 1934 and the rules promulgated thereunder;
(b) Preliminarily and permanently enjoining defendants from taking any further action, including the acquisition of additional shares or taking down the any registered shares tendered by Converium’s shareholders in the proposed Offer, until (i) SCOR complies in full with Rule 14d-10 and extends the Offer on equal terms to all Converium shareholders – US persons (including ADS holders) and non-US persons, (ii) a registration statement and prospectus is filed under the Securities Act, (iii) a Schedule TO is filed that complies with Section 14(d) of the Exchange Act, and (iv) a Schedule 13D is filed by Patinex and SCOR making prompt and accurate disclosures, and that such injunction be maintained for an additional period of at least 20 days following such corrective disclosure and filing;
(c) Enjoining defendants and their agents and employees, preliminarily and permanently, from further violating Sections 13(d), 14(d) and
14(e) of the Securities Exchange Act of 1934 and the rules promulgated thereunder;
(d) Requiring defendants to make prompt and appropriate disclosures to correct the unlawful omissions of a Schedule 13D;

(e) Requiring defendants to comply with Section 13(d) of the Exchange Act and the rules thereunder by filing an accurate statement on Schedule 13D;
(f) Awarding Converium the costs and disbursements of this action together with reasonable attorneys’ fees; and
(g) Awarding Converium such other and further relief as the Court may deem just and proper.

Dated:	New York, New York
April 16, 2007
WILLKIE FARR & GALLAGHER LLP

		By:	/s/ Richard L. Posen

Richard L. Posen (RP-3593)
Tariq Mundiya (TM-2246)
Lisa D. Bentley (LB-1565)
787 Seventh Avenue
New York, New York 10019-6099
(212) 728-8000

Attorneys for Plaintiff Converium Holding AG

EXHIBIT A
Skadden, Arps, Slate, Meagher & Flom llp and affiliates
CONFIDENTIAL
MEMORANDUM
RE: Excluding the US
February 26, 2007
I.	Background
          SCOR S.A. (“SCOR”) is proposing to acquire Converium Holding AG (“Converium”) through a public tender offer in Switzerland (the “Offer”) pursuant to which SCOR ordinary shares would constitute a very significant part of the consideration offered to Converium shareholders. Converium is a Swiss corporation with registered shares that are traded on the SWX Swiss Exchange in Switzerland. In addition, American Depositary Shares (“ADSs”) issued by Bank of New York (“BoNY”), each representing one half of a Converium registered share deposited at BoNY, are traded on the New York Stock Exchange (“NYSE”). According to Converium’s 2006 Half Year Report, as of August 8, 2006, US holders accounted for 11.7% of Converium’s outstanding share capital. Furthermore, SCOR, the offeror, is a French corporation that is also a foreign private issuer with ordinary shares that are traded on Euronext Paris with ADSs, issued by BoNY, each representing one tenth SCOR ordinary share deposited at BoNY, which are traded on the NYSE.
          If Converium’s US shareholders (meaning any beneficial security owner resident in the US) hold 10% or fewer of the outstanding Converium registered shares and ADSs, the Offer would be subject to the Tier I exemption (the “Tier I Exemption”) under Rule 14d-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Rule 802 exemption (the “Rule 802 Exemption”) under the Securities Act of 1933, as amended (the “Securities Act”) and the Offer would be exempt from almost all of the disclosure and some of the procedural US rules related to the Offer under the Exchange Act and the Securities Act, but not the anti-fraud provisions. In particular, SCOR would not be required to file a Schedule TO or a Form F-4 Registration Statement (a “Registration Statement”) with the SEC if the Tier I and Rule 802 Exemptions applied to the Offer.
          If Converium’s US shareholders hold between 10% and 40% of the outstanding Converium registered shares and ADSs, which appears to be the case on the basis of the last publicly available information in this regard, the Offer would be subject to the Tier II exemption under Rule 14d-l of the Exchange Act (the “Tier II Exemption”). Despite the “exemption” status, SCOR would be required to fully comply with the SEC’s tender offer rules under the Exchange Act, including the filing of a Schedule TO, and the SEC’s registration rules under the

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Securities Act, including the filing of a Registration Statement. If, however, SCOR were to exclude the Offer from the US, the Offer would not be subject to the Exchange Act or the Securities Act. Accordingly, whether or not to proceed with such exclusion becomes a matter of Swiss laws and regulations and, if such laws and regulations do not preclude such exclusion, one of balancing the advantages and disadvantages of excluding the Offer from the US.
II.	Rationales for Excluding the US
          We understand that under Swiss takeover law, the Swiss Takeover Board (the “TOB”) may permit an offeror to exclude foreign shareholders from its offer and not to extend its offer into a foreign jurisdiction where compliance with the relevant foreign jurisdiction’s laws and regulations is deemed unduly onerous or where target shareholders would suffer from lengthy procedures and uncertainties associated therewith. We further understand that the TOB has in the past approved the exclusion of the US in numerous tender offers where the implications of US laws, regulations and liability risks were deemed too burdensome.
          Below we explain the effects of extending the Offer into the US and the reasons why we believe that such extension would be too arduous and disproportionate, assuming that the Tier I Exemption would not be available:
•	Extending the Offer into the US would Preclude SCOR from Deregistering in the US for 12 Months: Since December 2005, SCOR and its legal advisers have worked towards deregistering SCOR’s securities from the Exchange Act and delisting its ADSs from the New York Stock Exchange. If SCOR is successful in delisting its securities and deregistering then its reporting obligations with the SEC would be suspended and it would save the substantial costs, expenses and liability risks that it is currently incurring by being registered with the SEC. The deregistration process is currently planned to be completed by June 30, 2007.[1]
If SCOR extends the Offer into the US under the Tier II Exemption and issues securities to US holders in connection with the Offer, SCOR would not be able to deregister from the Exchange Act until 12 months following the offering of SCOR shares upon completion of the Offer. If the US would be excluded, SCOR would expect to be able to deregister from the Exchange Act as currently contemplated.

[1]	Please note that on December 13, 2006, the SEC held a meeting to announce that they were reproposing for comment the proposed new rules on foreign issuer deregistration. On December 22, 2006, the SEC published the text of the new rule proposal which is subject to comments during a 30-day period. In the release, the SEC stated that it anticipates “taking further action as expeditiously as possible after the end of the comment period”. This is consistent with the SEC’s statement in it’s press release announcing the reproposal that it expected to adopt a new rule by the end of the first quarter of 2007 (which would allow deregistration of SCOR shares before June 30, 2007).

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If SCOR is unable to deregister its securities from the Exchange Act as a result of issuing shares to US holders of Converium in the Offer, it would remain subject to the following negative consequences for an additional period of at least 12 months following the offering of SCOR shares:
•	Ongoing costs and expenses of approximately 1.5-2 million dollars per year complying with requirements arising under the Sarbanes-Oxley Act of 2002, particularly compliance with the internal control over financial reporting provisions of Section 404. As you know, this Section requires SCOR’s management to include in its Form 20-F both an internal control report and an attestation report by its registered accounting firm that must articulate management’s responsibilities to establish and maintain adequate internal controls over financial reporting and management’s conclusion on the effectiveness of these internal controls at year end. Unless SCOR completes the deregistration process by the end of June 2007, from the filing of its 2006 annual report[2], it would have to comply with the provisions of Section 404 and bear the related significant costs and time necessary to implement appropriate checks for internal control.

•	Recurring costs and expenses of approximately one million dollars preparing and filing with the SEC of annual reports on Form 20-F (including preparing US GAAP accounts to be included in such annual report) and the furnishing of Form 6-Ks for material current events, including the costs of complying with the electronic filing requirements and printing costs.

•	Exposure of SCOR and its officers and directors to class action or derivative lawsuits in the US alleging criminal and civil violations of corporate and securities laws. In the current legal environment in the US, where such claims are filed frequently, establishing a defense consumes management capacities over long time periods and is distracting and expensive, even if such claims have no merit. The company’s reputation and business are often materially affected by such situations, which may lead to loss of business or of key personnel. As the reinsurance business requires long-term trust and confidence, such class actions can be particularly damaging, irrespective of their merit.
•	The Registration Process in the US is Unduly Burdensome and Timely: If the Offer were extended into the US on a Tier II Exemption basis, SCOR would be required to register the shares issued to Converium’s US shareholders with the SEC on a Registration

[2]	SCOR is a “large accelerated filer”, as such term is defined under the Securities Act. Large accelerated filers are required to include both the management report and the attestation report by the issuer’s registered accounting firm in their Form 20-F or 40-F filed for a fiscal year ending on or after July 15, 2006.

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Statement. The Registration Statement would be filed with the SEC, would be subject to SEC review and would have to be declared effective by the SEC prior to the expiration of the Offer in both Switzerland and the US. The SEC review process whereby the SEC would send SCOR comment letters in connection with disclosure in the Registration Statement and SCOR would respond to such letters and amend the Registration Statement accordingly, takes in general two to three months and would result in substantial delay to the closing of the Offer. In addition, a competing bidder, Converium or other parties may write “bed bug” or “poison pen” letters to the SEC claiming alleged deficiencies in the disclosure made by SCOR in the Registration Statement, which the SEC may then reflect in its comment letters to SCOR. This type of letter writing campaign may further delay the effectiveness of the Registration Statement and hence the closing of the Offer, increase costs and add further uncertainty to the Offer. SCOR would also incur registration fees in connection with the filing of the Registration Statement with the SEC. Furthermore, SCOR would be required to file a Schedule TO with the SEC in connection with the Offer under the Exchange Act. The Schedule TO would be required to contain substantially the same information as in the Registration Statement as set out below and would also be subject to SEC review.
The Registration Statement/Schedule TO would include the following information, which is substantially more detailed than the information that is required to be included in the Swiss offer prospectus:
•	selected financials for SCOR and Converium for the last five years and financial statements for the last three years and interim period in US GAAP and IFRS;

•	pro forma financial statements for the most recent fiscal year and interim period in US GAAP and IFRS;

•	material terms of the Offer, including expiration date, procedures for tendering and withdrawal rights;

•	information about Converium and purchases of Converium shares by SCOR;

•	information about SCOR and its control persons;

•	background to the Offer (including any contacts between SCOR and Converium pre and post announcement of the Offer);

•	contact, transactions, negotiations and agreements in past two years between SCOR (and its control persons) and Converium (and its control persons);

•	purpose of the bid and future plans for Converium and its assets;

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•	source and amount of funds, any conditions to financing and summary of borrowing arrangements;

•	SCOR’s interest in the securities of Converium, including any transactions in 60 days prior to commencement of the Offer;

•	identity of persons retained to assist SCOR in Offer (financial and legal advisors, PR firm), including material terms of related arrangements with such persons;

•	description of any other material agreements, regulatory requirements and legal proceedings in connection with the Offer; and

•	disclosure material furnished to security holders and borrowing documents would be filed as exhibits to the registration statement.
•	If the Offer is Required to be Extended into the US, the Receipt of the Offer Consideration by Converium Shareholders may be Substantially Delayed: If the Offer is required to be extended into the US, the registration process would substantially delay the closing of the Offer which would result in substantial delay of the receipt of the Offer consideration by Converium shareholders.

•	SCOR would Have Litigation Exposure in the US in connection with the Offer: Litigation is a tactic commonly used by target company shareholders, Converium and competing bidders in the US to hold up or block a transaction and claim damages from a company and its officers and board members. By extending the Offer into the US, SCOR would have heightened liability exposure to class action or derivative lawsuits that may be brought by Converium shareholders and competing bidders in the US or by the SEC on the basis of alleged inadequate disclosure. Under the Securities Act and the Exchange Act and related regulations, civil and criminal liability may arise from untrue statements of material facts, omissions to state required material facts or materially false or misleading statements in the Registration Statement or Schedule TO and failure to comply with applicable registration requirements. Under various provisions, SCOR directors and certain officers and controlling persons who must sign the Registration Statement would also be subject to the same liabilities as are imposed upon the company. The parties named would be jointly and severally liable.

•	SCOR Would Incur High Legal and Other Costs for Complying with US Securities Laws Requirements: SCOR would incur high legal and other costs (for example, for accountants in connection with preparing US GAAP pro formas) of approximately one million dollars in connection with the preparation and filing of the Registration Statement and Schedule TO, handling of any lawsuits commenced in the US in connection with the Offer and related to ongoing reporting and litigation arising from being a public company in the US.

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•	Converium has sold its US Operations in December 2006 and SCOR has significantly reduced its activities in North America: In 2004, Converium ceased the writing of substantially all new business in North America and placed its US operations into run-off. In December 2006, Converium completed the sale of its North American business to National Indemnity Company, a Berkshire Hathaway company and Converium currently has no US assets. Similarly, SCOR has dramatically reduced its activities in the North American market. Not excluding the Offer from the US and therefore prolonging its submission to US laws and regulations could be viewed by the market and/or clients and competitors as inconsistent with such strategic decisions.

•	An Exemption would not Prevent US Shareholders from Participating in the Upside of the Offer: US holders of Converium shares (including, ADS holders, by converting the ADSs into registered shares) would be able to tender into the Offer in Switzerland by transferring their holdings to a broker or nominee located in Switzerland (or another non-US branch of their current broker or nominee) and requesting that such broker or nominee tender their shares into the Offer. Alternatively, US holders could freely sell their shares on the market or await compulsory acquisition under the Swiss squeeze-out procedures. In our experience, sophisticated investors, which constitute the vast majority, if not the totality, of US shareholders of Converium are typically be very familiar with such procedures and we are not aware of a situation where US shareholders actually suffered a disadvantage because of the exclusion of the US from a non-US offer.
*          *
*
          Therefore, it is our strong belief that the effects of extending the Offer into the US would be extremely arduous and disproportionate and adverse for the shareholders of both SCOR and Converium and we would respectfully request that the TOB permit SCOR not to extend the Offer into the US.

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EXHIBIT B

Skadden, Arps, Slate, Meagher & Flom llp and affiliates
CONFIDENTIAL
MEMORANDUM
RE: Excluding the US: Further Analysis
March 9, 2007
          Reference is made to our memorandum dated February 26, 2007 titled “Excluding the US” (the “Skadden Memo”) in connection with the announced public tender offer by SCOR S.A. (“SCOR”), a French corporation that is a foreign private issuer with ordinary shares traded on Euronext Paris and American Depositary Shares (“ADSs”) traded on the New York Stock Exchange (the “NYSE”), to acquire Converium Holding AG (“Converium”), a Swiss corporation with registered shares traded on the SWX Swiss Exchange and ADSs traded on the NYSE, through a public tender offer in Switzerland (the “Offer”‘) pursuant to which SCOR ordinary shares would constitute a very significant part of the consideration offered to Converium shareholders. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Skadden Memo. Reference is also made to the memorandum titled “Excluding the U.S.” dated March 5, 2007, authored by Willkie Farr & Gallagher LLP (the “Willkie Memo”).
          The Willkie Memo discusses certain of the material rationales set forth in the Skadden Memo for consideration by the Swiss Takeover Board (the “TOB”) in deciding whether to permit SCOR to exempt the Offer from extension into the US. It mischaracterizes the significance of such rationales and the related adverse impact on SCOR, the combined company following the Offer and their respective shareholders if the Offer were to be extended into the US.
          This memorandum fairly presents the material rationales for excluding the Offer from the US and provides further information as to why such rationales are material. First, Part I of this memorandum explains why the deregistration of the SCOR securities from registration with the SEC under the Exchange Act is highly material to both SCOR and Converium shareholders who will become SCOR shareholders following the Offer. Deregistration would lead to the immediate suspension of SCOR’s reporting obligations with the SEC and would eliminate the related substantial costs, expenses and liability risks that are indirectly borne by US-listed companies’ shareholders. Second, Part II of this memorandum explains why the liability risks for an SEC reporting company are significantly heightened as a result of a Registration Statement being on file with the SEC, often leading to lawsuits being filed against an issuer during an offer period. Third, Part III of this memorandum explains that the SEC sign off for a Registration Statement, and possible defense tactics used in US offers, would significantly delay the Offer. Finally, Part

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IV of this memorandum responds to the insinuation in the Willkie Memo that if US investors find ways of participating in the Offer, SCOR would be indirectly breaching US securities laws.
I.	If SCOR is Unable to Deregister from the Exchange Act, SCOR and Converium Shareholders will Pay the Price
          According to information provided by Converium and its advisors to the TOB, Converium’s US shareholders hold approximately 15% of the outstanding Converium share capital as of February 23, 2007. Assuming this is accurate, if the TOB were to require SCOR to extend the Offer into the US, the Offer would be subject to the Tier II Exemption under the Exchange Act and SCOR would be required to fully comply with the SEC’s tender offer rules and registration requirements, including the filing of a Registration Statement with the SEC for the issuance of SCOR shares in the Offer. Under the current rule proposal that is anticipated to be adopted by the SEC in the very near future, SCOR would be unable to deregister its securities from the Exchange Act until 12 months following the offering of SCOR shares upon completion of the Offer. If, however, the TOB were to allow SCOR to exclude the Offer from the US, SCOR expects to deregister its securities from the Exchange Act by June 30, 2007. Immediately following such deregistration, SCOR’s current reporting obligations with the SEC would be terminated and SCOR and Converium shareholders would benefit from the elimination of the associated substantial costs, expenses and liability risks.
          The Willkie Memo downplays the significant benefits to SCOR and Converium shareholders from the deregistration of SCOR’s securities. However, both SCOR and Converium have decided to pursue the path of deregistration as they acknowledge the material cost savings to the companies and their shareholders.1
          For over a year, SCOR and its advisors have been preparing to deregister SCOR’s securities from the Exchange Act and to delist its ADSs from the NYSE. SCOR fully expects to qualify for deregistration pursuant to the SEC’s re-proposed new deregistration roles (the “New Rules”).2 However, given the materiality of the results of such actions to its shareholders, SCOR has not yet made its intentions public. SCOR intends to announce its plans for deregistration immediately following the SEC’s adoption of the final New Rules.
          The Willkie Memo states that “there can be no assurance that the [deregistration] rules will be adopted in the form proposed or on the timetable announced by the SEC” and further states that because the SEC has re-proposed the deregistration rules for public comment that it is likely that the SEC will change the New Rules in “such a way that SCOR may not be able to

[1]	Both SCOR and Converium have minimal business contacts with the US — Converium sold its US operations in December 2006 and SCOR has significantly reduced its activities in the US since 2003. Their respective investor bases and shareholders are predominantly located outside the United States.

[2]	SEC Release No. 34-55005.

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deregister irrespective of the Offer.” The comment period on the New Rules closed on February 12, 2007 and, in a speech given by Mr. John W. White, Director of the SEC’s Division of Corporation Finance, on February 23, 2007, Mr. White made it clear that, in his view, the comments received by the SEC on the New Rules have generally been very supportive and that the SEC is working hard towards and expects to meet the previously announced deadline for adoption of the New Rules. Mr. White also stated that he believes the SEC recognizes the issues facing foreign private issuers if the SEC did not adopt the New Rules in sufficient time to allow issuers to deregister prior to June 30, 2007. He was referring to the significant costs that foreign private issuers would incur to comply with Section 404 of the Sarbanes-Oxley Act (“Section 404”), which requires management to include in its annual report both an internal control report and an attestation report by its registered accounting firm that must articulate management’s responsibilities to establish and maintain adequate internal controls over financial reporting and management’s conclusion on the effectiveness of these internal controls. Attached as Annex A hereto are the relevant sections of Mr. White’s speech.
          SCOR has determined that it qualifies for deregistration of its securities from the Exchange Act both under the original SEC proposed deregistration rules (the “Original Proposal”) and the New Rules. Since the New Rules themselves represent a relaxation of the standards for deregistration contained in the Original Proposal, and by the SEC’s own admission, the New Rules have generally been favorably received by commenters, contrary to the assertions in the Willkie Memo, it is almost inconceivable that the SEC would completely reverse its position and adopt standards for deregistration that are more stringent than either the Original Proposal or the New Rules. In anticipation of the timely adoption of the New Rules by the SEC, SCOR expects to complete the deregistration of its securities by the end of June 2007. As a result, SCOR would not be required to file an annual report with the SEC for 2006. This would save SCOR the related significant costs and time necessary to implement appropriate checks for internal control related to the Section 404 reports described above as well as the ongoing costs and expenses related to Section 404 for 2007.3 In a presentation to the SCOR Board of Directors dated March 21, 2006 prepared by SCOR’s management, SCOR estimated that Section 404 implementation costs will be approximately €4.5 million (which does not include an additional estimated €500,000 of legal costs) and that the yearly recurring costs in connection with ongoing compliance with Section 404 will be approximately €3 million (which does not include an additional estimated €300,000 of legal costs). Accordingly, the estimated cost savings for SCOR if it deregisters its shares in 2007, will be approximately €8.6 million (or $11.2 million), as it will be required to file annual reports with the SEC that comply with Section 404 for 2006 and 2007.
          Converium too is working towards deregistration of its securities from the Exchange Act, motivated by the cost savings of eliminating a US listing and the associated burden and costs related to compliance with US rules. In Converium’s live webcast held on February 28, 2007 in

[3]	The average costs of compliance with Section 404 of the Sarbanes-Oxley Act in 2004, its first year of implementation, were $4.36 million for a company. These costs can be especially significant for foreign companies. See Interim Report of the Committee on Capital Market Regulation, (November 30, 2006) 5.

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connection with its 2006 full year financial results presentation titled “Converium’s Road Map for Sustainable Future Value Creation” (the “Presentation”), Ms. Inga Beale, Converium’s Chief Executive Officer, explained in her commentary to slide 14 of the Presentation headed “Roadmap to 14% ROE in 2009” that included the bullet point “Single European listing” that “[i]n the area of operational excellence we anticipate significant savings, especially in corporate centre costs as we aim for a single European stock market listing, a more normal level of legal and audit fees and a drastic simplification of our IT environment.” [Emphasis added.] In addition, in slide 14 of the Presentation, Converium estimates that the cost savings associated with exiting the US capital markets will be approximately $20 million Further, Mr. Paolo De Martin, Converium’s Chief Financial Officer, noted on the webcast in his commentary to slide 21 of the Presentation titled “Operational excellence” that included the bullet point “Moving from 2 stock market listings to 1 European listing” that “[Converium] will move from our two stock market listings to a single European one. Such a step would have a major positive impact on our Corporate Centre costs.” [Emphasis added.]
          If the TOB permits SCOR to exclude the Offer from the US, assuming the Offer is successful, SCOR and Converium will save approximately $31.2 million in the next few years — costs that would be otherwise borne by SCOR and Converium shareholders.
          SCOR and Converium are not alone in attempting to exit the US capital markets. In recent years, especially following the adoption of the Sarbanes-Oxley Act, foreign private issuers have been exiting and are looking to exit the US capital markets in anticipation of adoption of the New Rules in significant numbers. On page 85 of the SEC release related to the New Rules, the SEC states that “[d]uring the first year of effectiveness of reproposed Rule 12h-6, we [the SEC] estimate that as many as 25% of Form 20-F filers [US registered foreign private issuers] could terminate their Exchange Act reporting obligations under the new rule...”4 In a recent report on the effects of Sarbanes-Oxley, 34% of Swiss companies surveyed stated that Sarbanes-Oxley constraints could lead them to delist from US stock exchanges.5 An important factor often cited for contributing to this trend and the rapid decline in initial listing of foreign private issuers on US exchanges6 is the growth of US regulatory compliance costs and liability risks compared to other developed and respected market centers.7

[4]	Supra note 2 at 85. The number of non-US stocks cross listed on US markets has already declined since 2002 with a net 150 delisting over 2002-2004, a clear reversal of the steady increase from 1990 to 2001. Data from Bank of New York, New York Stock Exchange, Nasdaq, Toronto Stock Exchange, OTC Bulletin Board as reported in G.A. Karolyi, The World of Cross-Listings and Cross-Listings of the World: Challenging Conventional Wisdom, 10 Review of Finance (2006) 99-132, 106-07.

[5]	Mazars, See Sarbanes-Oxley Act: International Survey 2006, 16.

[6]	In the late 1990s, the US exchange listed capital markets were attracting 48% of all global IPOs. Since then, the US has seen its market share of all global IPOs drop to 6% in 2005 and is estimated to be only 8% in 2006. In addition, in 2005, 24 of the 25 largest IPOs were done in market outside the US and 9 of the 10

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          Finally, the Willkie Memo states that the SEC has solicited comment on the criteria for deregistration in the New Rules release, suggesting that the SEC may remove the restriction on deregistration in the 12-month period following an offering of securities. We respectfully disagree with Willkie’s speculations about the removal of such restriction from the final New Rules given that this restriction was included in both the Original Proposal and the New Rules. In any event, given that the TOB is expected to rule on the question of excluding the Offer from the US in the near future, we believe that the TOB should make its determination based on the current wording in the draft New Rules, which includes the 12-month deregistration prohibition following a securities offering.
II.	If the Offer is Extended into the US, SCOR will be Exposed to Significant and Costly Litigation Risks that Will Be Borne by its Shareholders and Converium’s Shareholders Following the Offer
          SCOR intends to and will fully comply with all applicable securities laws and regulations related to the Offer. Irrespective of such compliance, exposure to unpredictable and expensive litigation is one of the key reasons why foreign companies are reluctant to enter the US public markets and why foreign companies listed in the US are looking to deregister from the Exchange Act and delist from US exchanges. As previously stated in the Skadden Memo, in the US, litigation is a tactic commonly used by target company shareholders, a target company in an unsolicited bid and competing bidders to hold up or block a transaction and claim damages from the bidding company and its directors and officers. By extending the Offer into the US, SCOR would have heightened liability exposure to class action or derivative lawsuits that may be brought in the US on the basis of alleged inadequate disclosure in its Registration Statement related to the Offer as compared to its current exposure as an SEC reporting company.
          The Willkie Memo attempts to dispute this heightened risk of litigation by stating that since SCOR is already a US publicly reporting company, the filing of a Registration Statement with the SEC in connection with the Offer would not increase SCOR’s exposure to litigation in the US. We strongly disagree with this analysis.
          While it is true that SCOR is subject to anti-fraud liability under US securities laws by virtue of being a US public company, this is a very different liability risk exposure than if SCOR files a Registration Statement with the SEC. In the former situation, the principal source of liability is Rule 10b-5 of the Exchange Act, which sets a high bar for plaintiffs to establish liability. Plaintiffs need to establish “scienter”, that is, the intent to deceive or conduct so largest IPOs in 2006 took place outside the US. Interim Report of the Committee on Capital Market Regulation, supra note 3 at 2.

[7]	Sustaining New York’s and the US’ Global Financial Services Leadership, McKinsey report commissioned by New York City mayor Michael Bloomberg and New York senator Charles Schumer, (January 2007): Interim Report of the Committee on Capital Market Regulation, supra note 3.

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severely reckless as to approximate an intent to deceive. In the case of disclosure in a Registration Statement, SCOR and its directors and officers would be exposed to liability under Section 11 of the Exchange Act, which sets a lower bar for plaintiffs with a strict liability standard for the company and a negligence standard for directors and officers. Accordingly, the risk of a nuisance law suit being brought against SCOR and its directors and officers is generally perceived as much higher under Section 11. Settlements of Section 11 lawsuits are also generally more expensive than settlements of Rule 10b-5 claims.8
          Plaintiffs have little to lose in commencing a suit in the US, claiming misrepresentations in disclosure made by SEC reporting companies. However, in a Rule 10b-5 claim it is generally easier for a defendant to get such lawsuits dismissed. To prove a Rule 10b-5 claim, a plaintiff must show the presence of a materially misleading statement (or an omission where there is a duty to disclose) and the plaintiff must plead with particularity the facts giving rise to a strong inference that the defendants meet the requisite state of mind (scienter) requirement. Without discovery until after a motion to dismiss, however, plaintiffs face a difficult task in gathering facts related to the state of mind of a defendant engaging in fraud. Unlike Rule 10b-5, Section 11 does not require a plaintiff to prove scienter or, in most cases, reliance. As a result, in most cases, the burden is on director and officer defendants to avoid liability by establishing a due diligence defense. Thus, in the event of fraud, plaintiffs can use Section 11’s relaxed requirements to target outside directors, where a Rule 10b-5 claim may not stand because of a lack of scienter.
          Shareholders of SCOR and the combined company following the Offer will indirectly incur the costs of fighting and/or settling litigation against SCOR in connection with the Registration Statement as the damages and/or settlements will be paid in effect by the shareholders of SCOR through indemnification or settlement payments by the company and. increased insurance premiums rather than the defendant directors and officers. Further, the likely negative impact on the company share price resulting from the announcement and the filing of a class action lawsuit whether with or without any merit — entails additional shareholder losses.9

[8]	According to research published by National Economic Research Associates, Section 11 claims have the potential to result in damages awards far higher than any accompanying 10b-5 claims. Often, companies settle class actions because the expense in management time is too great, even when the management did nothing wrong, See E. Buckberg et al., Recent Trends in Shareholder Class Action Litigation; Are WorldCom and Enron the New Standard? (July 2005) 7. This is supported by empirical data from Cornerstone Research which found that median settlements as a percentage of estimated damages are higher in cases involving Section 11 (and/or Section 12(a)(2)) claims than in cases that do not contain such allegations. L. Simmons & E. Ryan, Post-Reform Act Securities Settlements: 2005 Review and Analysis (2006) 8. Further, the 2001 and 2002 edition of the Cornerstone Research review found that cases that had claims under both 10b-5 and Section 11 and/or 12(2) had higher median settlements than cases involving claims under one or the other.

[9]	A. Thakor et al. The Unintended Consequences of Securities Litigation, (US Chamber of Commerce Institute for Legal Reform Research Paper, October 2005)(estimating that approximately $24.7 billion in shareholder wealth was wiped out just due to litigation).

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          Finally, the Willkie Memo implies that SCOR would violate the requirements of Swiss law by alleging that SCOR perceives the Swiss regime to be more tolerant of any misrepresentations by SCOR in offering documents. The increased risk of litigation when a company is in registration has nothing to do with tolerance for misrepresentations but with the different pleading standards applicable to those transactions in the US. SCOR has the highest respect for the Swiss takeover rules and regulations and does not believe that the TOB or any other Swiss authority would be any more tolerant of any misrepresentations by SCOR in its offering documents than the SEC or other US authorities. Experience clearly shows, however, that the legal regime in Switzerland is less susceptible to frivolous claims brought by opportunistic claimants.
III.	If the Offer is Extended into the US, SCOR Faces the Prospect of Significant Timing Delays
          Contrary to the assertion in the Willkie Memo that the extension of the Offer into the US will not result in substantial delay of the completion of the Offer, we believe that there is a risk of delay in the Offer period if the Offer were to be extended into the US. Given the unsolicited nature of the Offer and Converium’s continued rejection of SCOR’s approaches, SCOR anticipates that the SEC review process of the Registration Statement could be prolonged beyond the customary two-to-three month review process as a result of possible lawsuits brought in the US relating to the Offer and practice of “bed bug” or “poison pen” letters sent to the SEC, alleging inter alia deficiencies in the disclosure in the Registration Statement. Furthermore, with respect to the requisite antitrust and insurance regulatory approvals in connection with the Offer, we expect to receive all such approvals by the end of April 2007 — a shorter timeframe than we would expect necessary to obtain SEC sign off on a Registration Statement. Finally, we note that the Willkie Memo incorrectly states that SCOR has not yet filed for insurance regulatory approvals in Switzerland or Germany as of March 5, 2007.
IV.	If the Offer is not Extended into the US, Converium Shareholders May Nonetheless Find Ways to Participate in the Offer
          We reject the insinuation in the Willkie Memo that Skadden advocated or advised SCOR to violate US securities laws. The Skadden Memo did not advise SCOR regarding any scheme to avoid US securities laws. We simply pointed to a widely-known practice of sophisticated US investors finding ways to participate in foreign tender offers through foreign intermediaries. In practice, determining the beneficial ownership of a shareholder who has transferred its shares to a nominee in Switzerland intending to participate in a Swiss offer is extremely difficult before the fact. Consequently, discovering the residency of tendering shareholders is extremely challenging. Further, Swiss law does not require such a “look through” to determine the ultimate beneficial ownership of the shares.
          Recognizing these difficulties, and the common practice of sophisticated US investors discussed above, we have counselled SCOR to comply diligently with US rules to exclude the

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United States from the Offer, and it has stated its intention to do so in the pre-announcement dated January 26, 2007.
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*
          We continue to adamantly believe that if the TOB were to require SCOR to extend the Offer into the US, this would be unduly onerous on SCOR, the combined company following the Offer as well as shareholders of both companies, given the overly burdensome and costly implications of US laws, regulations and liability risks.

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Annex A
          The following is an excerpt from “The Promise of Transparency—Corporation Finance in 2007,” John W. White, Director, Division of Corporation Finance, U.S. Securities and Exchange Commission at the 29th Annual Conference on Securities Regulation and Business Law Dallas, Texas, on February 23, 2007:
          “Foreign Deregistration.
          Questions of U.S. competitiveness in our increasingly global markets have become a persistent refrain in various commentaries in the past few years. And these commentaries tend to paint a dark picture, whether condemning the Sarbanes-Oxley Act as overly burdensome or lamenting the asserted loss of U.S. strength in IPO issuances to foreign markets like Hong Kong or the AIM market in London. The Commission remains constantly attentive to the issues in this area as well as to the concerns expressed by others. The Commission also remains sensitive to the needs of foreign private issuers and their fit in our own capital markets.
          On December 13, 2006 the Commission voted to issue a revised proposal concerning amendments to its rules regarding how foreign private issuers may terminate their registration with the Commission. Our comment period on this new proposal closed last week, on February 12. We have received a total of 28 comment letters on the revised proposal. Commenters have generally been very supportive of the revision as a significant improvement over the Commission’s first proposal, although some have suggested further refinements. The staff is reviewing all of these comments carefully and hopes to return to the Commission with a recommendation for a final rule in the very near future,
          As to this timing, please know that we are attuned to the fact that foreign private issuers that are accelerated filers or large accelerated filers will be required to include one or both reports under Section 404 of the Sarbanes-Oxley Act for the first time in the next annual reports they file with the Commission, which for those with calendar year-ends will be their Reports on Form 20-F due at the end of June. We also anticipate that there will likely be a lag time of more than 60 days between when a final rule is approved by the Commission and when it goes effective. So although June 30 is still over four months away, it is fast approaching and we are working hard.”

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EXHIBIT C
Skadden, Arps, Slate, Meagher & Flom llp and affiliates
MEMORANDUM
RE: Excluding the US: Further Analysis (II)
March 23, 2007
          Reference is made to our memorandum dated February 26, 2007 titled “Excluding the US” (the “Skadden Memo”) in connection with the announced public tender offer by SCOR S.A. (“SCOR”), a French corporation that is a foreign private issuer with ordinary shares traded on Euronext Paris and American Depositary Shares (“ADSs”) traded on the New York Stock Exchange (the “NYSE”), to acquire Converium Holding AG (“Converium”), a Swiss corporation with registered shares traded on the SWX Swiss Exchange and ADSs traded on the NYSE, through a public tender offer in Switzerland (the “Offer”) pursuant to which SCOR ordinary shares would constitute a very significant part of the consideration offered to Converium shareholders. Reference is also made to the memorandum authored by Willkie Farr & Gallagher LLP (“Willkie”) titled “Excluding the U.S.” dated March 5, 2007 (the “Willkie Memo”), our response to that memorandum titled “Excluding the US: Further Analysis” dated March 9, 2007 (the “Skadden Response Memo”) and the memorandum titled “Excluding the U.S.” dated March 20, 2007, authored by Willkie (the “Willkie Response Memo”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Skadden Memo and Skadden Response Memo.
          Part I of this memorandum presents the confirmation by the SEC of is new deregistration rules adopted on March 21, 2007 (the “New Rules”) that will permit SCOR to deregister its securities from registration with the SEC under the Exchange Act, and explains how extending the Offer into the US would prevent SCOR from achieving its planned deregistration and the associated cost savings for SCOR and Converium shareholders who will become SCOR shareholders following the Offer. Part II describes the composition and identity of Converium’s US shareholders and explains why they would not be materially affected by a decision not to extend the Offer into the US. Part III explains why the US disclosure requirements of a Registration Statement are particularly burdensome and further clarifies the significant additional costs typically associated with launching an exchange offer in the US. Part IV reiterates that the SEC sign off for a Registration Statement would likely significantly delay the Offer. Finally, Part V responds to the claim in the Willkie Response Memo that the respective risks of lawsuits brought under Section 11 or Rule 10b-5 cannot be estimated by providing further evidence of the risks and costs associated with having a Registration Statement on file with the SEC.

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I.	Adoption of New Deregistration Rules by the SEC on March 21, 2007 Will Permit SCOR to Pursue its Planned Deregistration
          On March 21, 2007, the SEC voted to adopt the New Rules, with some minor modifications, that will allow SCOR to terminate its Exchange Act registration and reporting obligations in June 2007. During the open meeting held by the SEC to announce the adoption of the New Rules, the SEC staff explained that they expected the New Rules release to be published by the middle of April and that the New Rules would be effective by the middle of June 2007. The SEC staff stated that the timing of the effectiveness of the New Rules will allow eligible issuers to file the relevant forms to deregister their securities prior to the filing date of Annual Reports on Form 20-F (June 30) that will have to comply with the new requirements of Section 404 requirements. According to Section 404, Form 20-F will have to (i) present an internal control report containing a statement of management’s responsibility for establishing and maintaining an adequate internal control structure and the issuer’s procedures for financial reporting, and (ii) provide an assessment, as of the end of the issuer’s most recent fiscal year, of the effectiveness of the company’s internal control structure and procedures for financial reporting. Section 404 also requires the company’s registered public accounting firm to attest to, and report on, the management assessment described above.
          SCOR currently meets the required conditions for deregistration under the New Rules and will thus be eligible to terminate the registration of its securities when the New Rules become effective. SCOR expects to complete the deregistration of its securities by the end of June 2007. As a result, SCOR would not be required to file an annual report on Form 20-F with the SEC for 2006. This would save SCOR the significant costs and management time associated with carrying out the evaluations required by Section 404 and working with its external auditors in order to enable them to deliver their report on management’s work as well as the ongoing costs and expenses related to Section 404 compliance, which are estimated to total approximately €8.6 million (or $11.2 million) in 2007 and 2008. In addition, further cost savings associated with the cessation of ongoing reporting requirements with the SEC would also be achieved.
          As expected, the SEC retained the condition in the New Rules that a foreign private issuer seeking to deregister, must not have made sales of its securities in the US in a registered offering during the twelve month period prior to deregistration. If SCOR were required to extend the Offer into the US, SCOR would not be able to deregister from the Exchange Act when the New Rules become effective and would incur the material costs described above and in connection with other continued reporting obligations in the US. Such costs would, in turn, be borne indirectly by both SCOR and Converium shareholders.

II.	Converium’s US Shareholders Will Not be Materially Affected by a Decision Not to Extend the Offer into the US
          Not extending the Offer into the US may potentially result in minor inconvenience for Converium’s shareholders in the US who wish to accept the Offer, but extending the Offer into the US will certainly be detrimental to Converium’s shareholders and to SCOR and Converium.
          As we noted in the Skadden Response Memo, a decision by the TOB to permit SCOR to exclude the US from the Offer would likely not preclude US holders from tendering their shares

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in the Offer. In particular, sophisticated US investors often find ways to participate in foreign tender offers through foreign intermediaries. We believe that the majority of Converium’s US shareholders are indeed sophisticated investors. The Willkie Response Memo reported an 8% increase in the US shareholding base in the past three weeks from 15% to 23%. While only one US holder, Dodge & Cox, has publicly announced a shareholding of slightly over 5% as required by Swiss rules, we believe that the remainder 18% of Converium held by US persons is concentrated in a relatively small number of sophisticated institutions. This is confirmed by the Weekly Shareholder Intelligence Report through March 16, 2007 (the “March 16 Shareholder Report”) prepared for the Investor Relations Department of Converium and filed as exhibit 2 to the March 20, 2007 communication to the TOB from Baker & McKenzie. According to the March 16 Shareholder Report, the top three North American shareholders hold 11.1% of Converium’s shares and the top nine hold 19.66%. Further, the March 16 Shareholder Report shows that the 26 US shareholders who hold more than 25,000 shares are a combination of investment funds and hedge funds.
          As is the practice following announcement of an offer, we believe that the vast majority of the new US holders who acquired 8% of Converium in recent weeks are hedge funds and arbitrageurs taking positions in Converium in response to SCOR’s preliminary announcement of its offer for Converium on February 26, 2007. Indeed, the March 16 Shareholder Report shows a holding of 8.02% by US hedge funds compared with the 0.49% holding by US hedge funds on February 23, 2007 as reported in the Weekly Shareholder Intelligence Report through February 23, 2007 prepared for the Investor Relations Department of Converium and filed as exhibit 4 to the March 5, 2007 communication to the TOB from Baker & McKenzie.
          In addition, all of the Offer related materials published by SCOR to date have been clearly labeled with legends stating that the Offer will not be made in or into the US and may only be accepted outside the US. Accordingly, US persons who have acquired Converium shares since announcement of the Offer were aware of and have accepted the restrictions applying to their ability to participate in the Offer.

III.	The Additional Burden and Costs Associated with Complying with US Rules are Far from Benign and are Significantly Increased if SCOR Cannot Deregister
          For the record, we refute any insinuations made by Willkie that we concur with statements made by Willkie in the Response Memo that we have not specifically addressed in the Skadden Response Memo.
          In addition to the preparation and filing of a Registration Statement with the SEC, a registered offer in the US requires the preparation of ancillary documents such as letters of transmittal and forms of acceptance. Further, after the Registration Statement is filed, all written communications, aside from non-public communications between the participants, made in connection with or relating to the offer must be filed with the SEC on Form 425 resulting in more cost for preparation and filing for an issuer. Significant costs are also involved in marketing, disseminating offer materials, appointing an exchange agent, an information agent and US dealer manager for the Offer in the US — activities that would be duplicative of those required for the Offer. Finally, as set forth in Part I, SCOR would incur a tremendous burden and costs for compliance with Section 404 as it would be prevented from deregistering in time.

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IV.	If the Offer were Extended into the US, the Timing of the Offer would Likely be Significantly Delayed or Impeded
          If the Offer were extended into the US, we would like to reiterate that SCOR anticipates, in part as a result of the unsolicited nature of the Offer and Converium’s continued rejection of SCOR’s approaches, that the SEC review process of the Registration Statement could be prolonged beyond the customary two-to three month review process. Litigation associated with the Registration Statement is also possible either before effectiveness — further delaying that process — or post-effectiveness, inflicting in both cases significant costs upon SCOR to defend against what may be spurious claims.

V.	The Risks Associated with Section 11 Litigation are Demonstrably Greater than Rule 10b-5 Litigation
          The Willkie Response Memo asserts that the risk of litigation is present whether or not SCOR extends the Offer into the US and that it is not possible to estimate the incremental risk associated with Section 11 claims as opposed to Section 10b-5 claims. We dispute Willkie’s assertion and suggest that there is publicly available data that demonstrates the cost of such incremental risk.
          Although foreign private issuers who are cross-listed like SCOR and Converium have a lower likelihood of facing securities class action lawsuits than domestic issuers,1 in recent years the risk has been increasingly felt by foreign private issuers through so called “mega-settlements”.2 In addition, research suggests that the proportion of claims brought under Section 11 is increasing compared to those brought pursuant to Rule 10b-5.3 Further, it has been acknowledged by legal scholars that outside directors face considerably greater risk under Section 11 than under Rule 10-5.4 As a significant Converium shareholder, SCOR is concerned that Converium’s Board of Directors should view the risk of litigation so lightly, in particular in light of certain actions and inactions taken or omitted to be taken by the Converium Board of Directors in connection with SCOR’s approach and the Offer.
          By extending the Offer into the US, SCOR would have heightened liability exposure to class action or derivative lawsuits that may be brought in the US on the basis of alleged

[1]	M. A. Perino, American Corporate Reform Abroad, Sarbanes-Oxley and the Foreign Private Issuer, 4 European Business Organization Law Review, 213-244, 233 (2003) (reporting 0.9% of foreign private issuers face securities class actions per year compared with 2.3% of domestic issuers).

[2]	T. Foster et al., Recent Trends in Shareholder Class Action Litigation: Filings Plummet, Settlements Soar. (January 2007), 5 (noting that three of the six 2006 settlements on the top ten list of shareholder class action settlements were by non-US companies).

[3]	Cornerstone Research, Securities Class Action Case Filings, 2006: A Year in Review, 20 (2007) (12% of all filings included Section 11 claims in 2006 compared with 9% in 2005 and 88% of filings included 10b-5 claims in 2006 compared with 93% in 2005).

[4]	I.C. Coffee, Why the WorldCom Settlement Collapsed, New York Law Journal, Mar. 17, 2005, at 5.

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inadequate disclosure in its Registration Statement related to the Offer as compared to its current exposure as an SEC reporting company.
*          *
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          We reiterate our strong belief that if the TOB were to require SCOR to extend the Offer into the US, this would be unduly onerous on SCOR, the combined company following the Offer as well as shareholders of both companies, given the overly burdensome and costly implications of US laws regulations and liability risks.

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